Joint Filer Information

Names:	2012 DOOH Investments LLC DOOH Investment Manager LLC

Address:	2012 DOOH Investments LLC DOOH Investment Manager LLC 540 W. Madison Street, Suite 2500 Chicago, Illinois 60667

Designated Filer:	Donald R. Wilson, Jr.

Issuer and Ticker Symbol:	SCG Financial Acquisition Corp. [SCGQ]

Date of Event Requiring Filing Of This Statement:	November 20, 2012

The undersigned, 2012 DOOH Investments LLC and DOOH Investment Manager LLC, are jointly filing the attached Initial Statement of Beneficial Ownership on Form 3 with Donald R. Wilson, Jr. with respect to the beneficial ownership of securities of SCG Financial Acquisition Corp.

Signatures:

2012 DOOH INVESTMENTS LLC

By: DOOH Investment Manager LLC
Its: Manager

By: /s/ Patricia L. Levy
Name:  Patricia L. Levy
Title:  Attorney-in-fact

DOOH INVESTMENT MANAGER LLC

By: /s/ Patricia L. Levy
Name:  Patricia L. Levy
Title:  Attorny-in-fact